Exhibit 99.1

September 21, 2005                         Steven F. Nicola
CFO, Secretary & Treasurer
412:442-8262

MATTHEWS INTERNATIONAL CORPORATION
REPORTS THE POSSIBLE CHANGE IN OWNERSHIP OF ITS LARGEST INDEPENDENT CASKET DISTRIBUTOR

PITTSBURGH, PA, September 21, 2005 -- Matthews International Corporation (NASDAQ
NMS: MATW) reported that Hillenbrand Industries, Inc. today announced that Batesville Casket Company has signed a definitive agreement with the shareholders of Yorktowne Caskets, Inc. (“Yorktowne”) to acquire all the outstanding stock of Yorktowne. Yorktowne is currently under agreement as a distributor of caskets for The York Group, Inc. (“York”), a wholly-owned subsidiary of Matthews International Corporation (“Matthews”). Yorktowne is presently York’s largest independent distributor of its caskets.

Under the distribution agreement, which is in effect until at least April 2007, Yorktowne is required to purchase all of its requirements for wood and metal caskets from York, with minimum annual purchase requirements. The distribution agreement also contains non-assignment and right of first refusal provisions.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions. Memorialization products consist primarily of bronze memorials and memorialization products, caskets and cremation equipment for the cemetery and funeral home industries. Brand solutions include graphics imaging products and services, merchandising solutions, and marking products. The Company’s products and services include cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; printing plates, pre-press services, and imaging systems for the corrugated and primary packaging industries; marking equipment and consumables for identifying various consumer and industrial products, components and containers; and merchandising display systems and marketing and design services.

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include economic, competitive, and technological factors beyond the Company’s control.